UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
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FORM 8-K
___________

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported):
October 17, 2007
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FIRST ALBANY COMPANIES INC.
(Exact name of registrant as specified in its charter)
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New York
(State or other jurisdiction of incorporation)

0-14140
(Commission File Number)

22-2655804
(IRS Employer Identification No.)

One Penn Plaza
New York, New York
(Address of Principal Executive Offices)

10119
(Zip Code)

(212) 273-7100
(Registrant’s telephone number, including area code)

Not Applicable
(Former name or former address, if changed since last report)
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Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.05. Costs Associated with Exit or Disposal Activities.

On October 17, 2007, First Albany Companies Inc. (the “Company”) announced a plan whereby it will outsource certain of its administrative functions, consolidate certain of such functions in its New York City location and reduce staff in order to properly size its business consistent with its current levels of activity.

This plan will result in the termination of certain employees, the possible relocation of other employees and the closure of the Company’s Albany, New York office.  The Company currently expects to complete the plan by March 31, 2008.   Approximately thirty percent of the workforce of the Company will be affected by the plan, with the majority of the affected employees employed by one of the Company’s principal operating subsidiaries, Broadpoint Capital, Inc.

In connection with the plan, the Company expects to incur exit and restructuring costs of approximately $4.4 million to $4.8 million in pre-tax expense.  Included in this charge is $4.1 million of cash charges consisting of approximately $2.1 million for severance and employee related costs and $2.0 million for lease termination costs.  Of the total expected expense, the Company expects to recognize approximately $2.7 million to $2.9 million in 2007 and approximately $1.7 million to $1.9 million in 2008.

This report contains “forward-looking statements.” These statements are not historical facts but instead represent the Company’s belief regarding future events, many of which, by their nature, are inherently uncertain and outside of the Company’s control. The Company’s forward-looking statements are subject to various risks and uncertainties, including the conditions of the securities markets, generally, and acceptance of the Company’s services within those markets and other risks and factors identified from time to time in the Company’s filings with the SEC. It is possible that the Company’s actual results and financial condition may differ, possibly materially, from the anticipated results and financial condition indicated in its forward-looking statements. You are cautioned not to place undue reliance on these forward-looking statements. The Company does not undertake to update any of its forward-looking statements.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

FIRST ALBANY COMPANIES INC. By: /s/ Brian Coad Name: Brian Coad Title: Chief Financial Officer

Dated: October 17, 2007